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Main Place Real Estate Investment Trust
Exhibit 12
Ratio of Earnings to Fixed Charges
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(Dollars in Thousands)
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                            Nine Months     Year         Year     From Inception
                               Ended        Ended        Ended        Through
                           September 30, December 31, December 31, December 31,
                                1997         1996         1995         1994
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
Income before taxes........  $   770,752   $  216,709   $  48,070   $    5,459

Fixed charges:
  Interest expense ........      269,035      255,318     145,822       25,701
  Amortization of debt
    discount and appropriate
    issuance costs.........        2,726        2,856         983            -
                             -------------------------------------------------
     Total fixed charges...      271,761      258,174     146,805       25,701

Earnings...................  $ 1,042,513   $  474,883   $ 194,875   $   31,160
                             =================================================

Fixed charges..............  $   271,761   $  258,174   $ 146,805   $   25,701
                             =================================================
Ratio of Earnings to Fixed
     Charges...............         3.84         1.84        1.33         1.21

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